Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

By and Between

GRUBB & ELLIS COMPANY

and

MARK E. ROSE

As of March 8, 2005

EXECUTION COPY

EXECUTION COPY

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this “Agreement”) effective as of March 8, 2005, by and between GRUBB & ELLIS COMPANY, a Delaware corporation having an address at 2215 Sanders Road, Suite 400, Northbrook, IL 60062 (the “Company”), and MARK E. ROSE an individual residing at 812 Marion Avenue, Highland Park, Illinois 60035 (“Executive”).

WITNESSETH:

     WHEREAS, commencing on March 8, 2005 (the “Effective Date”) the Company desires to employ Executive and Executive desires to provide his exclusive services to the Company in connection with the Company’s business; and

     WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Executive’s employment.

     NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

     1. Employment

     On the Effective Date, the Company hereby employs Executive as its Chief Executive Officer, and Executive hereby accepts such exclusive employment as of the Effective Date and agrees to render Executive’s exclusive services as an employee of the Company, all subject to and on the terms and conditions herein set forth.

     2. Duties and Responsibilities of Executive

          (a) On the Effective Date Executive shall be exclusively employed as the Company’s Chief Executive Officer, and Executive agrees to provide Executive’s exclusive services to the Company, subject to the other provisions of this Section 2. Executive’s responsibilities and duties shall be commensurate with those of a similarly situated chief executive officer of an entity engaged in the business engaged, or proposed to be engaged, in by the Company. In the performance of his duties, Executive shall report directly to the Board of Directors of the Company (the “Board” or “Board of Directors”). In addition, upon the Effective Date, Executive shall be appointed to serve on the Company’s Board of Directors until the next annual meeting of stockholders at which the election of directors is to be voted on by the Company’s stockholders; and further, for so long as this Agreement is in effect, Executive shall be a nominee for election to the Company’s Board of Directors at each subsequent annual meeting of stockholders at which the election of directors is to be voted on. In addition, Executive agrees that upon the termination of Executive’s employment with the Company at any time and for any reason whatsoever, that immediately and simultaneously upon any such termination Executive shall be deemed to have automatically and irrevocably resigned from the Company’s Board of Directors.

          (b) Executive shall use his best efforts to maintain and enhance the business and reputation of the Company and shall perform such other duties commensurate with Executive’s position as may, from time to time, be designated to Executive by the Board. Executive’s principal place of employment shall be the Chicago, Illinois metropolitan area, although Executive shall be readily available to travel as the reasonable needs of the Company shall require. Executive shall devote himself to the business and affairs of the Company on a full-time basis; provided, however, that so long as such activity does not materially interfere with Executive’s performance of his duties and responsibilities hereunder, and is not contrary to the interests of the Company, Executive may (i) serve on the board of directors (or similar governing body) of another company or entity that is not, in the good faith judgment of the Board, competitive with any business conducted by the Company, (ii) participate in civic, charitable or educational activities, and on behalf of civic, charitable or educational organizations, and/or (iii) maintain, monitor and pursue personal and family investments, provided that such investments do not involve business activities or investments that, in the good faith judgment of the Board, are competitive with any part of the business of the Company.

     3. Compensation

          (a) In consideration for Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Five Hundred Thousand ($500,000) Dollars per annum. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s customary payroll practices. The Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) and, pursuant to such annual review, the Base Salary, as then currently in effect, may be increased, but not decreased, at the discretion of the Compensation Committee, or by the Board.

          (b) In addition to the Base Salary, Executive shall be eligible to receive annual bonus compensation (“Bonus Compensation”) based upon a bonus plan and formula to be established each year during the “Term” hereof (as defined in Section 5 below) by the Compensation Committee. The Bonus Compensation plan to be established each year by the Compensation Committee shall be designed to take into account both the performance of the Executive and the Company. The Bonus Compensation plan for Executive with respect to calendar year 2005, including Executive’s guaranteed bonus for such calendar year, is set forth on Exhibit I annexed hereto. All Bonus Compensation shall be payable in accordance with the procedures established from time to time by the Compensation Committee, subject to all applicable withholding and deductions, and in accordance with the Company’s customary payroll and bonus payment practices. All Bonus Compensation for any calendar year during the Term hereof shall be paid on or before March 1st of the following calendar year.

          (c) Executive shall be entitled to participate in the Company’s contemplated, performance-based Long Term Incentive Plan (the “Incentive Plan”), when and if such plan is implemented, in such amounts as shall be determined by the Compensation Committee as approved by the Board.

          (d) Within five (5) business days after the Effective Date, the Company shall pay to Executive a one-time cash bonus of $ Two Million Eighty Three Thousand-Three Hundred and Fifty Three ($2,083,353) Dollars; provided, however, that (i) in the event that at any time prior to the two (2) year anniversary of the Effective Date, Executive is no longer employed by the Company, other than as a result of the termination of this Agreement by the Company pursuant to Section 8(b), Section 8(c), Section 8(d) or Section 8(f) hereof, or the termination of this Agreement by Executive pursuant to Section 8(e) hereof, Executive shall, within thirty (30) days upon any such termination of Executive’s employment, cause to be returned to the Company the entire Sign-On Bonus, and (ii) in the event that at any time during the third year of the Term Executive is no longer employed by the Company, other as a result of the termination of this Agreement by the Company pursuant to Section 8(b), Section 8(c), Section 8(d) or Section 8(f) hereof, or the termination of this Agreement by Executive pursuant to Section 8(e) hereof, Executive shall, within thirty (30) days upon any such termination of Executive’s employment, cause to be returned to the Company the entire Sign-On Bonus, less Seven Hundred and Fifty Thousand ($750,000) thereof. Executive shall have the right to receive the Sign-On Bonus, subject to the terms of this Agreement, upon the full execution and delivery of this Agreement by the parties.

          (e) (i) On the Effective Date, pursuant to the Company’s 2000 Stock Option Plan (referred to herein as the “Plan”), the Company, subject to the approval of the Board to be obtained simultaneously upon the entering into of this Agreement (by a duly held meeting or unanimous written consent in lieu thereof), shall grant to Executive a non-qualified stock option (the “Option” or “Options”) to purchase an aggregate of up to five hundred thousand (500,000) shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), at a per share exercise price equal to the Fair Market Value (as such term is defined in the Plan) of the Common Stock at the close of the trading day immediately preceding the Effective Date. The Options shall vest as follows: Options to purchase up to 166,666 shares of Common Stock shall become exercisable on the last business day before the one (1) year anniversary of the Effective Date; Options to purchase up to an additional 166,666 shares of Common Stock shall become exercisable on the last business day before the two (2) year anniversary of the Effective Date; and, Options to purchase up to an additional 166,667 shares of Common Stock shall become exercisable on the last business day before the three (3) year anniversary of the Effective Date. The Options shall have such other terms and conditions as shall be set forth in the Company’s standard form of Option agreement in the form annexed hereto as Exhibit II (the “Option Agreement”) to be entered into between the Company and the Executive, which shall also reflect the terms set forth herein. The Option Agreement shall, among other things, have a ten year term, automatic acceleration of the vesting of all unvested Options upon a “Change in Control” (as that term is defined in Section 8(f) below) that occurs at any time during the Term hereof, and a automatic acceleration of fifty percent (50%) of the unvested Options upon (i) a termination without “Cause” (as that term is defined in Section 8(a) below) that occurs at any time after the first year of the Term hereof or (ii) upon a termination by Executive for “Good Reason” (as that term is defined in Section 8(e) below) that occurs at any time after the first year of the Term hereof. As used herein, the term “business day” shall mean any date when commercial banks in the City of Chicago in the State of Illinois are open to accept deposits other than a Saturday or Sunday. Executive shall have the right to receive the Options, subject to the terms of this

Agreement and the Option Agreement, upon the full execution and delivery of this Agreement by the parties.

               (ii) On the Effective Date, and on each anniversary thereof during the term hereof for so long as this Agreement is in effect, (the Effective Date, and each anniversary thereof, solely for purposes of this Section 3(e)(ii), is hereinafter referred to as the “Issuance Date”) Executive shall receive such number of restricted shares of the Company’s Common Stock (the “Restricted Shares”) that is equal to Seven Hundred and Fifty Thousand Dollars ($750,000) divided by the Fair Market Value of the Company’s Common Stock on the closing of the trading day immediately preceding the applicable Issuance Date, rounded up to the nearest whole share of Common Stock. All Restricted Shares shall vest in three (3) equal annual installments commencing twelve (12) months after the Issuance Date applicable to such Restricted Shares and shall have such other terms and conditions as set forth in the Company’s standard form of Restricted Share agreement in the form annexed hereto as Exhibit III (the “Restricted Share Agreement”) and shall otherwise be subject to the Company’s customary terms and conditions with respect to Restricted Shares. Executive shall have the right to receive the Restricted Shares, subject to the terms of this Agreement and the Restricted Share Agreement, upon the full execution and delivery of this Agreement by the parties.

     4. Benefits

          (a) In addition to the Base Salary, the Bonus Compensation, participation in the Incentive Plan, the Sign-On Bonus and the equity compensation (Options and Restricted Shares), all as provided for in Section 3 hereof, Executive shall be entitled to an aggregate of four (4) weeks of vacation per year, which shall accrue on a monthly basis. In addition, Executive shall be entitled to participate in or receive benefits equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, vision, retirement, disability and life insurance, generally made available by the Company to similar executives, subject to or on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; provided, that such plans and arrangements are made available at the absolute and sole discretion of the Company and nothing in this Agreement establishes any right of the Executive to the availability or continuance of any such plan or arrangement. In addition, Executive shall be eligible for such additional benefits as set forth on Exhibit IV annexed hereto.

          (b) Executive shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with the Company’s business, provided that such expenses are (i) pre-approved by the Company if not in accordance with the Company’s policies, and (ii) adequately documented and vouchered in accordance with the Company’s policies. The Company shall pay or reimburse Executive for all usual and customary dues and subscriptions reasonably related to the performance of Executive’s responsibilities hereunder, subject to the limitations set forth on Exhibit II annexed hereto.

          (c) The Company shall reimburse Executive, up to a maximum of $15,000, for the reasonable, documented attorneys’ fees and disbursements incurred by Executive in connection with the negotiation and entering into of this Agreement.

     5. Term of Employment

          (a) The term of Executive’s employment hereunder shall commence as of the Effective Date and shall terminate on the date immediately preceding the three (3) year anniversary thereof, or such earlier time in accordance with Section 8 hereof (the “Term”). The Term may be extended beyond the period provided for in the immediately preceding sentence upon the mutual written agreement of the parties hereto.

     6. Confidentiality

          (a) Executive agrees and covenants that, at any time during which Executive is employed by the Company (which, for purpose of this Section 6 shall include the Company’s subsidiaries and affiliates) or thereafter, Executive will not (without first obtaining the express permission of the Company) (i) divulge to any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof (“Person”), or use (either by Executive or in connection with any business), any “Confidential Information” (as hereinafter defined in Section 6(c) hereof) or (ii) divulge to any Person, or use (either by Executive or in connection with any business), any “Trade Secrets” (as hereinafter defined in Section 6(c) hereof) to which Executive may have had access or which had been revealed to Executive during the course of Executive’s employment, unless such disclosure is pursuant to a court order, disclosure in litigation involving the Company or in any reports or applications required by law to be filed with any governmental agency, in which event Executive shall endeavor to provide at least ten (10) days’ prior written notice to the Company, if possible, and if not possible, then as much prior notice as Executive, in good faith, believes is reasonably possible to provide under the circumstances.

          (b) Any interest in patents, patent applications, inventions, copyrights, developments, innovations, methods, processes, analyses, drawings, and reports (collectively, “Inventions”) which Executive may develop during the period Executive is employed under this Agreement (either during regular business hours or otherwise) relating to the fields in which the Company may then be engaged shall belong to the Company; and Executive shall disclose the Inventions to the Company and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.

          (c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data in respect of the Company’s (including its subsidiaries’ and affiliates’) operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks, tradenames, tradedress and copyrights) which may be communicated to Executive or to which Executive may have access in the course of Executive’s employment by the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which:

(i)	is, at the time of the disclosure, a part of the public domain through no act or omission by Executive; or

(ii)	is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to or through the Company.

     As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the term “trade secrets” includes all information protectible as “trade secrets” under applicable law.

     Nothing in this Section 6 shall limit any protection, definition or remedy provided to the Company under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

          (d) Executive agrees that at the time of leaving the employ of the Company Executive will deliver to the Company and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of the Company (except Executive’s personal files and records) or relating to any employee, officer, director, agent or representative of the Company.

     7. Restrictive Covenants

          (a) Non-Competition

     Executive hereby agrees and covenants that during the period (“Non-Compete Period”) beginning with the initial commencement of Executive’s employment with the Company (including subsidiaries or affiliates) and ending on the last day of Executive’s employment with the Company, Executive will not, directly or indirectly, engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any person or entity otherwise in any business or enterprise that at any time during the Non-Compete Period shall be in whole or in substantial part competitive with any material part of the business conducted by the Company (which, for purposes of this Section 7 shall include the Company’s subsidiaries and affiliates; except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7(a).

          (b) No-Raid

     Executive agrees and covenants that for the period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment with the Company (the “Limited Period”), Executive will not (without first obtaining the written permission of the Company), directly or indirectly, divert or attempt to divert from the Company any business of any kind in which the Company or its subsidiaries or affiliates is engaged.

          (c) Non-Solicitation

     Executive agrees and covenants that during the Limited Period, Executive will not (without first obtaining the written permission of the Company), on his own behalf or on behalf of any third party, directly or indirectly, recruit any then current employee, consultant or independent contractor of the Company, or any individual who has served in any such capacity at any time six (6) months prior thereto, for employment or any other relationship (including but not limited to an independent contractor), or induce or seek to cause such person to terminate his or her employment or independent contractor arrangement with the Company. Notwithstanding the immediately preceding sentence, the provisions of this Section 7(c) shall not apply to (i) employees who are terminated by the Company, and (ii) employees who respond to solicitations for employment directed to the general public in print and electronic media of general circulation. As used in Sections 7(a), 7(b) and 7(c) hereof, all references to the Company includes the Company’s subsidiaries and affiliates.

          (d) Nondisparagement

     Each of the Company and Executive agree that upon inquiry from any third party regarding the termination of Executive’s employment with the Company, if termination is for reasons other than for Cause as defined in Section 8(a)(ii) or Section 8 (a)(iv) hereof, such third party shall be advised that Executive has decided to pursue other opportunities. Each of the Company and Executive represents and agrees that each will not in any way disparage the other (and with respect to the Company, Executive’s agreement hereunder shall also apply to the Company’s current, former and future officers and directors), or make any comments, statements, or communications to the media or to any other third party that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Executive agrees that he shall direct all third party inquiries regarding Executive’s employment with the Company to the Company’s Senior Vice President of Human Resources.

          (e) Indemnification

     Executive shall be indemnified by the Company in accordance with the Company’s Bylaws, as same may be amended from time to time. The Company agrees to maintain in full force and effect throughout the Term of this Agreement either its directors’ and officers’ liability insurance policy in effect on the date hereof, AIG Policy NO. 318-11-217, or any replacement policy thereof on such terms and conditions as may be approved by the Board.

          (f) Cooperation by Employee

     With respect to any litigation, arbitration, mediation, administrative hearing, or any other dispute resolution process to which the Company is a party or which Executive is a witness at any time during or after the expiration of the Term of this Agreement, Executive, subject to the reasonable requests of the Company and Executives personal schedule, agrees to fully cooperate fully with the Company, its attorneys and agents, with respect to any process including but not limited to, interviews, depositions, preparation for testimony, and testifying or otherwise providing evidence at no out of pocket cost to Executive. In addition, in the event that subsequent to the expiration or termination of this Agreement, Executive is either required to testify (at trial, arbitration proceedings, a deposition, or otherwise), or is otherwise required provide assistance to the Company (other than the delivery of written materials in Executive’s dominion and control) for a period exceeding four (4) hours in any single day, then the Company shall pay to Executive a reasonable per diem consulting fee for each such day. Executive shall be indemnified by the Company in connection with Executive’s activities pursuant to this Section 7(f), and the provisions of this Section 7(f) shall survive the expiration or termination of this Agreement.

     8. Termination

     The following termination provisions and benefits are in lieu of the benefits available under the Company’s written policies and procedures, as amended, and the Company’s Executive Change of Control Plan, as amended and the Company’s Executive Incentive Bonus and Severance Plan, as amended. Executive agrees that his termination provisions shall not be governed by such policies and plans.

          (a) Cause. Notwithstanding the terms of this Agreement, the Company may discharge Executive and terminate this Agreement for cause (“Cause”) in the event (i) of Executive’s willful and repeated refusal, to materially perform his duties hereunder with reasonable diligence, or to follow a lawful directive of the Board commensurate with the Executive’s position, in each such case, after specific written notice and a reasonable opportunity to cure (other than a failure or refusal resulting from Executive’s incapacity), (ii) Executive’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Executive’s engagement in conduct that the Company in good faith reasonably determines will have a material adverse affect on the reputation, business, assets, properties, results of operations or financial condition of the Company, or (iv) Executive shall be convicted of a felony or shall plead nolo contendere in respect thereof. Notwithstanding anything set forth herein to the contrary, prior to the Company having the right to discharge Executive pursuant to clauses (i) or (iii) of the immediately preceding sentence, the Company shall first be required to give Executive at least thirty (30) days’ prior written notice of any alleged breach under Section 8(a)(i) or Section 8(a)(iii) above (the “Notice”), and for such Notice to be effective it must specify in reasonable detail the nature of, and facts and circumstances relative to, such alleged Cause, and Executive shall have a reasonable opportunity to cure any such alleged improper actions within such thirty (30) days period (and in the event Executive takes such curative actions, the Notice shall be deemed withdrawn). Executive shall have had an opportunity, together with counsel, to be heard before the Board upon receipt of the Notice. As used in this section, the Company includes the Company’s subsidiaries and affiliates. In the event Executive is discharged pursuant to this Section 8(a), (i) Executive’s Base Salary, Bonus Compensation, participation in the Incentive Plan and all benefits under Section 4 hereof shall terminate immediately upon such discharge (subject to applicable law, such as pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and (ii) the Company shall have no further obligations to Executive except for payment and reimbursement to Executive for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.

          (b) Incapacity. Should Executive become incapacitated to the extent that Executive is unable to perform Executive’s duties pursuant to this Agreement for a period of more than one hundred eighty (180) days in any twelve (12) month period by reason of illness, disability or other incapacity, the Company may, subject to the requirements of applicable law, terminate this Agreement upon written notice at any time after said one hundred eighty (180) day period and the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.

          (c) Death. This Agreement shall terminate immediately upon the death of Executive, in which case the Company shall have no further obligations to Executive or his legal representatives except for (i) payment and reimbursement to Executive’s estate or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to Executive’s death, and (ii) in the event that Executive dies subsequent to June 30 of any calendar year during the Term hereof, Executive’s estate or his legal representatives shall be entitled to receive a prorated portion of Executive’s Bonus Compensation with respect to the year of his death based upon the number of days Executive was employed during such year divided by 365. Any such prorated Bonus Compensation shall be paid to Executive’s estate or legal representatives at such time as Executive would have been entitled to receive his Bonus Compensation pursuant to Section 3(b).

          (d) Termination Without Cause. At any time subsequent to the full execution and delivery of this Agreement by the parties (including but not limited to the Effective Date), the Company may terminate Executive’s employment with the Company without Cause (as defined in Section 8(a) above), for any reason at any time, upon written notice to Executive, whereupon the Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of twenty-four (24) months following the date of such termination, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and (iii) an amount, payable monthly, equal to Executive’s monthly COBRA payments, increased to compensate for any amount withheld by the Company due to federal and state tax withholding requirements until the earlier of (A) twelve (12) months from the termination date or (B) Executive obtains health coverage from another source. The Company’s payment of any amounts to Executive upon the termination of Executive’s employment without Cause is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of such termination the Company’s form of release annexed hereto as Exhibit V (the “Release”).

          (e) Termination by the Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason by giving written notice to the Company. For purposes of this Section 8(e), “Good Reason” shall mean: (i) a material breach of this Agreement by the Company that is not cured within thirty (30) days after written notice of the breach has been given to the Company by the Executive; (ii) Executive is required to permanently relocate from the Chicago metropolitan area; (iii) a reduction in Executive’s Base Salary as then currently in effect (i.e. inclusive of any increases in the Base Salary as same may have been increased subsequent to the execution hereof in accordance with the provisions of Section 3(a) above); (iv) a material reduction in Executive’s duties and responsibilities; or (v) Executive is required to directly report to any other executive officer of the Company. In the event of a termination by Executive for Good Reason, Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of twenty-four (24) months following the date of such termination, and (iii) an amount, payable monthly, equal to Executive’s monthly COBRA payments, increased to compensate for any amount withheld by the Company due to federal and state tax withholding requirements until the earlier of (A) twelve (12) months from the termination date or (B) Executive obtains health coverage from another source. The Company’s payment of any amounts to Executive upon Executive’s termination for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of Executive’s termination for Good Reason the Release.

          (f) Termination Pursuant to a Change of Control. In the event that (i) the Executive is terminated by the Company without Cause, or Executive terminates the agreement for “Good Reason” (as defined in Section 8(e) above, but subject to the modification set forth in the immediately following sentence), within eighteen (18) months after a “Change in Control” (as defined below), or (ii) the Executive is terminated by the Company without Cause, or the Executive terminates the agreement for Good Reason, six (6) months prior to a Change in Control and in connection with or contemplation of a Change in Control by the Company, the Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) two (2) times the Executive’s Base Salary paid ratably over a period of twelve (12) months following the date of such termination in accordance with the Company’s customary payroll practices, and (iii) two (2) times the Executive’s “Applicable Bonus” (as defined below) paid ratably over a period of twelve (12) months following the date of such termination in accordance with the Company’s customary payroll practices. For purposes of this Section 8(f) only, the definition of Good Reason shall be modified such that the reference in subclause 8(e)(iv) to “. . . a material reduction in Executive’s responsibilities,” shall be modified by adding the following phrase immediately subsequent to the word “responsibilities”: “. .. . is less than 70% of the annual budgeted revenues with respect to the business operations of the Company (as established by the Company in accordance with its standard procedures) for which Executive was responsible immediately prior to the Change in Control.” The Company’s payment of any amounts to Executive upon Executive’s termination upon a Change in Control is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of such termination the Release.

     For purposes of this Agreement, the term “Change of Control” shall mean any of the following: (a) a transaction or series of transactions which results in the stockholders of Company, immediately prior to any such transaction or series of transactions, failing to beneficially own, immediately after the effective time of such transaction, securities of Company representing more than fifty percent (50%) of the combined voting power of Company’s then outstanding securities necessary to elect a majority of the Company’s directors, (b) Company shall in one transaction or a series of transactions effect a merger, consolidation, or exchange of its securities with any other entity which results in the stockholders of Company immediately before the effective time of such transaction failing to beneficially own, immediately after the effective time of such transaction, securities representing more than fifty percent (50%) of the combined voting power of the merged, combined or new entity’s outstanding securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquires in a transaction or series of transactions, substantially all the assets of the Company.

     For purposes of this Agreement, the term “Applicable Bonus” shall mean (i) if the Change in Control occurs on or before, or as of, December 31, 2005, the cash bonus paid (or earned, if earned but not actually paid in full) pursuant to the Bonus Compensation plan as set forth on Exhibit I annexed hereto, but in no event less than the “Guaranteed Bonus” (as that term is defined on Exhibit I annexed hereto), (ii) if the Change in Control occurs subsequent to (and not as of) December 31, 2005, but prior to December 31, 2006, the average of the cash bonuses paid (or earned, if earned but not actually paid in full) to Executive during the immediately preceding two (2) years; and (iii) if the Change in Control occurs subsequent to (and not as of) December 31, 2006, the average of the cash bonuses paid (or earned, if earned but not actually paid in full) to Executive during the immediately preceding three (3) years. It is expressly understood and agreed that the term “Applicable Bonus,” and any calculation thereof, shall not include the Sign-On Bonus.

          (g) Exclusivity of Severance Provisions

     The Change in Control payment contemplated in Section 8(f) and the severance payments contemplated in Section 8(d) or Section 8(e), are mutually exclusive (i.e. Executive may be entitled to one or the other, but not both).

     9. Violation of Other Agreements

     Executive represents and warrants to the Company that he has no written employment agreement or any other written agreement or other understanding of any nature whatsoever with his employer immediately preceding the entering into of this Agreement (or any other former employer) that would prohibit him from entering this Agreement, or that would in any fashion prevent, prohibit, restrict or hinder Executive or the Company from directly or indirectly soliciting for employment any current or prior employees of his immediately preceding employer, or any other former employer, or that would in any fashion prevent, prohibit, restrict or hinder

Executive or the Company from soliciting, directly or indirectly, any current or prior clients or prospects of Executive’s immediately preceding employer or any other former employer. Accordingly, Executive is legally able to enter into this Agreement and accept employment with the Company; that Executive is not prohibited by the terms of any agreement, understanding, law or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding, law or policy to which Executive is or may be a party, or by which Executive may be bound or subject; and that Executive is under no physical or mental disability that would hinder the performance of Executive’s duties under this Agreement. Executive agrees to indemnify and hold harmless the Company, and its officers, directors and stockholders, with respect to the provisions of this Section 9, which indemnification hereunder shall include, but not be limited to, the reasonable legal fees and disbursements of the Company and its officers, directors and stockholders.

     10. Specific Performance; Damages

     In the event of a breach or threatened breach of the provisions of Section 6 or Section 7 hereof, Executive agrees that the injury which could be suffered by the Company (which for purposes of this Section 10 shall include the Company’s successor-in-interest, subsidiaries and affiliates) would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach or threatened breach of Section 6 or Section 7 hereof, in addition to and not in lieu of any damages sustained by the Company and any other remedies which the Company may pursue hereunder or under any applicable law, the Company shall have the right to equitable relief, including but not limited to the issuance of a temporary or permanent injunction or restraining order, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or surety therefor.

     11. Sarbanes-Oxley Compliance; Key Man Insurance

          (a) The Company represents and warrants that it has supplied to Executive all information and documentation of the Company that has been reasonably requested by Executive relating to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and that all such information and documentation is accurate, true and correct in all material respects. The Company further represents and warrants that it has fully complied with all of the provisions of Sarbanes-Oxley that are applicable to the Company as of the date hereof. The Company shall indemnify and hold harmless Executive from any liability or costs arising out of the Company’s breach of the provisions of this Section 11.

          (b) Executive agrees to cooperate with the Company’s reasonable efforts to obtain, at the Company’s sole cost and expense, so-called “key man” life insurance (or any renewal or extension thereof) on the life of Executive in an amount to be designated by the Company. The Company shall be the sole beneficiary of any such key man life insurance policy, and in connection with the Company seeking to obtain any such key man life insurance (or any renewal or extension thereof), Executive agrees to make himself available to submit to routine medical examinations of the type typically required by insurance companies in issuing such insurance. Executive knows of no reason why the Company should not be able to obtain such key man life insurance with respect to Executive.

     12. Taxes

     In the event that in the opinion of a nationally recognized accounting firm selected by Executive and reasonably acceptable to the Company, Executive has or will receive any compensation or recognize any income under this Agreement (or pursuant to any plan or other arrangement of the Company) which constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (or of which a tax is otherwise payable under Section 4999 of the Code), then the Company shall pay Executive an additional amount (the “Additional Amount”) equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to all such parachute payments (or otherwise) and the Additional Amount, plus (ii) all federal, state and local income taxes payable by the Executive with respect to the Additional Amount. The amounts payable pursuant to this Section 12 shall be paid by the Company to the Executive within thirty (30) days of the final written determination of the Additional Amount by the nationally recognized accounting firm that is selected hereunder.

     13. Notices

     Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of the Company, to:

Grubb & Ellis Company
2215 Sanders Road, Suite 400
Northbrook, IL 60062
Attention: Chairman of the Board

With a copy simultaneously by like means to:

Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, NY 10022
Attention: Clifford A. Brandeis, Esq.

In the case of Executive, to:

812 Marion Avenue
Highland Park, Illinois 60035

With a copy simultaneously by like means to:

Dickstein Shapiro Morin & Oshinsky LLP
2101 L Street, NW
Washington DC 20037
Attention: Peter H. Jost, Esq.

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

     14. Waivers

     No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     15. Preservation of Intent

     Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Company and Executive agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

     16. Entire Agreement

     This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments, plans and representations in respect thereof among them, including, without limitation, any prior employment agreement and any special severance agreements and, if applicable, the Company’s Executive Change of Control Plan, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

     17. Inurement; Assignment

     The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company, subject to the provisions hereof. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Neither this Agreement nor any rights or obligations of Executive hereunder shall be transferable or assignable by Executive, other than the rights which inure to his estate and legal representatives hereunder in the event of the death of Executive during the Term hereof.

     18. Amendment

     This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

     19. Headings

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     20. Counterparts

     This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

     21. Governing Law; Disputes

     This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois, without giving reference to principles of conflict of laws. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in Chicago, Illinois. The arbitration proceeding shall be conducted in Chicago, Illinois by a single arbitrator in accordance with the Commercial Arbitration Rules as required by the arbitrator. Each party shall bear their own legal costs and expenses in connection with any arbitration and the parties shall share equally all arbitration fees; provided, however, that the prevailing party shall have the right to recover from the non-prevailing party all legal costs and expenses and all arbitration fees expended by the prevailing party in any arbitration. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties.

Remainder of Page Intentionally Blank

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/s/ Mark E. Rose
MARK E. ROSE

GRUBB & ELLIS COMPANY
By:	/s/ C. Michael Kojaian
C. Michael Kojaian
Chairman of the Board